Exhibit 99.1

Keryx Biopharmaceuticals Announces Transition of Leadership

~The Role of Chief Executive Officer Transitioning from Ron Bentsur to Greg Madison~

New York, NY and Boston, MA – January 11, 2015 — Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) (the “Company”) today announced it will be transitioning the role of Chief Executive Officer from Ron Bentsur to its current Chief Operating Officer, Greg Madison. Mr. Bentsur has led Keryx for the past 5 years, culminating in U.S. Food and Drug Administration approval and year-end 2014 launch of Auryxia™ (ferric citrate). Mr. Madison joined Keryx in February 2014 as Chief Operating Officer to transition the Company from a development-stage organization into a fully integrated commercial entity, bringing to Keryx a wealth of relevant expertise in both the phosphate binder and iron deficiency anemia markets. Mr. Madison has been appointed President of Keryx and will work with Mr. Bentsur to ensure a successful leadership transition by the end of May, when Mr. Bentsur’s contract expires.

“It has been a privilege to lead Keryx for the past 5 years through the approval and year-end launch of Auryxia and I thank all of our employees for their tremendous dedication and commitment to position Keryx for future success,” said Ron Bentsur, Chief Executive Officer of Keryx. “With Keryx’s focus having shifted from development to a commercial enterprise, it is a logical point in the evolution of the Company for a change in leadership and Greg and I will work closely over the coming months to ensure a smooth transition. I have the utmost confidence in Greg’s ability to take Keryx to the next level.”

“I am truly excited about being asked to lead Keryx at this important stage of our Company’s evolution,” said Mr. Madison. “With an exceptional team in place, a truly differentiated product, and a deep-rooted commitment to the renal community, I am confident that we will build a leading renal franchise, delivering value to all stakeholders – patients, physicians, providers, employees and our shareholders.”

“On behalf of the entire Keryx Board, I want to thank Ron for his years of service to Keryx, his leadership of this organization, his commitment and drive to the successful development and approval of Auryxia, and his contributions to the Company’s Board of Directors,” stated Michael Tarnok, Chairman of Keryx’s Board of Directors. “Greg has done an outstanding job building the organization and readying us for Auryxia’s launch in a very short period of time. We are confident that the combination of his leadership skills and experience, particularly at Genzyme where he ran the renal division, makes Greg the ideal leader for Keryx as we continue to build a world-class renal company.”

Prior to joining Keryx, Mr. Madison served as the Executive Vice President and Chief Commercial Officer of AMAG Pharmaceuticals where he led the team to significant growth in net revenues. Prior to AMAG, Mr. Madison spent 12 years at Genzyme/Sanofi developing extensive commercial and general management expertise as he progressed into roles of increasing responsibilities and leadership, culminating in his most recent role as Vice President and General Manager of the Renal division. In this role, Mr. Madison led a global organization with three marketed products with combined revenues exceeding $1 billion. Mr. Madison’s prior experience in the Renal division included serving as Vice President and General Manager of the U.S. business; Vice President of U.S. sales; and Vice President of U.S. marketing where he led all pre-launch preparation for Renvela®.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients with renal disease. The Company launched its first FDA-approved product, Auryxia, in the United States in December 2014. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. For more information about Keryx, please visit www.keryx.com.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether Riona® will be successfully marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the EMA may not concur with our interpretation of our registration studies in ESRD and non-dialysis dependent chronic kidney disease, supportive data, conduct of the studies, or any other part of our MAA submission and could ultimately deny approval of the MAA; the risk that we may not be successful in the development of ferric citrate for the treatment of iron deficiency anemia in non-dialysis chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan, Vice President – Corporate Development and Public Affairs

Keryx Biopharmaceuticals, Inc.

Tel: 617.466.3447 or 508-479-3480

E-mail: amy.sullivan@keryx.com